Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

                We consent to the inclusion in this Registration Statement of Dyntek, Inc. and Subsidiaries on Form S-1, Post-Effective Amendment No. 1 (File No. 333-135056) of our report dated October 5, 2007 with respect to our audits of the consolidated financial statements of Dyntek, Inc. and Subsidiaries as of June 30, 2007 and 2006 and for the years ended June 30, 2007, 2006 and 2005, which report appears in the Prospectus, which is part of this Registration Statement.  We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum & Kliegman LLP

New York, New York
October 24, 2007